UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2016

Lightstone Value Plus Real Estate Investment Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55619	46-1140492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On July 13, 2016, Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company”), through certain subsidiaries, entered into a $60.0 million revolving credit facility (the “Revolving Credit Facility”), with Western Alliance Bank (“Western”). The Revolving Credit Facility bears interest at Libor plus 4.95% and provides a line of credit over the next three years, with two, one-year options to extend solely at the discretion of Western. The Revolving Credit Facility may be accelerated upon the occurrence of customary events of default. Interest is payable monthly and the entire unpaid principal balance is due upon expiration of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, the Company may designate properties as collateral that allows it to borrow up to a 65.0% loan-to-value ratio of the properties. On July 13, 2016, the Company received initial advances aggregating $45.4 million under the Revolving Credit Facility which is secured by five hotel properties consisting of a SpringHill Suites hotel located in Green Bay, Wisconsin, two Hampton Inn hotels located in Des Moines, Iowa and Lansing, Michigan, respectively, and two Courtyard by Marriott hotels located in Durham, North Carolina and Warwick, Rhode Island, respectively, and as a result, $14.6 million remains available under the Revolving Credit Facility.

Approximately $14.4 million of the financing proceeds were used to repay the outstanding interest and principal balance on two existing revolving promissory notes. Additionally, approximately $0.3 million was held in escrow and is reserved for property improvements, repairs and real estate taxes and the Company paid approximately $1.0 million of financing fees. The remaining financing proceeds of approximately $31.0 million may be used for acquisitions, capital expenditures, working capital and other general corporate funding purposes, including distributions.

Item 2.03	Creation of a Direct Financial Obligation of a Registrant

The discussion contained in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

Date: July 19, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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